UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 2, 2014

The WhiteWave Foods Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-35708	46-0631061
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1225 Seventeenth Street, Suite 1000, Denver, Colorado		80202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(303) 635-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, The WhiteWave Foods Company, a Delaware corporation ("WhiteWave"), entered into a Credit Agreement dated October 12, 2012 with the subsidiary guarantors identified therein, Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, and the other lenders party thereto (the "Credit Agreement"). Under the terms of the Credit Agreement, WhiteWave is permitted to obtain commitments to add additional incremental term loan facilities and/or revolving credit commitments in an aggregate principal amount not to exceed $500.0 million (the "Accordion").

On January 2, 2014, WhiteWave, American AgCredit, PCA, as the initial incremental lender, and Bank of America, N.A., as administrative agent, entered into an Incremental Term Loan Agreement that was arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and CoBank, ACB, as the joint lead arrangers and co-book managers, pursuant to which WhiteWave exercised the Accordion in full and established a new incremental seven-year term loan A-3 facility in an aggregate principal amount of $500.0 million (the "Incremental Term Loan Agreement").

WhiteWave used the proceeds of the new term A-3 loans to partially fund its acquisition of Earthbound Farm, described below. The Incremental Term Loan Agreement increases the amount of WhiteWave's senior secured credit facilities commitments to a current aggregate amount of $1.84 billion. After giving effect to the exercise of the Accordion and the borrowing of the new term A-3 loan thereunder, the outstanding principal amount of borrowings under the senior secured credit facilities is approximately $1.29 billion. Loans under the term loan A-3 facility are subject to quarterly amortization payments of $1.25 million and will initially bear interest at either LIBOR plus 2.0% or the base rate (as defined in the Credit Agreement) plus 1.0%, and will be subject to adjustment based on WhiteWave's consolidated net leverage ratio (as defined in the Credit Agreement).

Additionally, WhiteWave, the subsidiary guarantors identified therein, the lenders party thereto and Bank of America, N.A., as administrative agent, entered into an amendment to the Credit Agreement on January 2, 2014 in order to, among other things, reset the Accordion limit to its original $500.0 million amount after the effectiveness of the Accordion exercise described above (the "Amendment"). Any future exercises of the new Accordion would require additional commitments from new or existing lenders.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 2, 2014 WhiteWave completed its previously-disclosed acquisition of all of the business of Earthbound Farm, one of the largest organic produce brands in North America, from the existing shareholders of Earthbound Farm in accordance with an Agreement and Plan of Merger dated December 8, 2013. The total consideration for the acquisition was approximately $600 million, subject to possible post-closing working capital adjustments and indemnification claims.

The acquisition consideration was funded by WhiteWave using cash on hand and approximately $615 million in new borrowings under its senior secured credit facilities, including the incremental term loan A-3 facility described above.

A copy of the press release announcing completion of the acquisition is attached as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The financial statements required by this item are not being filed herewith. To the extent such information is required by this item, they will be filed with the Securities and Exchange Commission (the "SEC") by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial information required by this item is not being filed herewith. To the extent such information is required by this item, it will be filed with the SEC by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit 99 – Press release issued on January 3, 2014

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The WhiteWave Foods Company

January 2, 2014	By:	Roger E. Theodoredis

Name: Roger E. Theodoredis
Title: Executive Vice President, General Counsel and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99	Press release issued January 3, 2014